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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 13, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Report of SEI Asset Allocation Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Philadelphia, PA
May 28, 1997